CHORDIANT SOFTWARE RECEIVES ANTICIPATED NASDAQ
LETTER OF NON-COMPLIANCE

CUPERTINO, California - December 19, 2006 -- Chordiant Software, Inc. (NASDAQ: CHRD) today announced that it has received an anticipated NASDAQ Staff Determination letter on December 15, 2006, notifying Chordiant that it was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because Chordiant had not timely filed its Annual Report on Form 10-K for the year ended September 30, 2006. The letter was issued in accordance with NASDAQ procedures when filing of Chordiant’s Form 10-K for the 2006 Fiscal Year was delayed. As previously disclosed, NASDAQ initially informed the Company on August 14, 2006 that its common stock would be delisted because of its failure to timely file its Form 10-Q for the quarter ended June 30, 2006, unless it requested a hearing in accordance with applicable NASDAQ Marketplace rules. The Company subsequently requested a hearing and appeared before the NASDAQ Listing Qualifications Panel. The NASDAQ Listing Qualification Panel issued a decision granting the Company an exception until December 29, 2006 to get into compliance with the Marketplace rules. However, on November 26, 2006, the Company’s Board of Directors, upon the recommendation of the Audit Committee and management, after considering the quantitative and qualitative analysis prepared by management, concluded that the Company should restate its historical financial statements for the years ended December 31, 2001, 2002 and 2003, the nine-month period ended September 30, 2004, the fiscal year ended September 30, 2005, and the quarters ended December 31, 2005 and March 31, 2006. As a result, the Company must amend certain of its previously filed periodic reports, as well as file its Form 10-Q for the quarter ended June 30, 2006 prior to the December 29, 2006 deadline imposed by The NASDAQ Stock Market. The Company intends to seek an additional extension of time from the NASDAQ Listing Qualifications Panel to file its amended and delinquent reports, including its Form 10-K for the year ended September 30, 2006. No assurance can be made that the Company will be granted an additional extension. If the Listing Qualifications Panel does not grant the request, the Company’s common stock will be delisted.

As previously announced, the Company is continuing to work with its current and former independent registered public accounting firms to finalize the restated financial statements which are necessary because of the conclusions of the previously announced historical stock option review, which has now been concluded by the Company’s Audit Committee. The Audit Committee determined that non-cash stock-based compensation expense should have been recorded with respect to certain stock option grants and should have been recognized over the vesting period of the options, and that the amount of such additional non-cash expense for the period 2001 through 2006 is expected to be approximately $8.0 million.

About Chordiant Software, Inc.
Chordiant helps leading global brands deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with predictive desktop decisioning to uniquely understand the customer’s behavior. This deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer.  With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiant at http://www.chordiant.com.

Chordiant is headquartered in Cupertino, California.

Safe Harbor Statement

This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements.  There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, market acceptance of our products, the impact of the restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews, and the possibility that the Company’s securities could be delisted from The NASDAQ Stock Market.  Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K for the period of October 1, 2004 to September 30, 2005, and Chordiant’s most recent quarterly report on Form 10-Q.  These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.  Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.     .
(408) 517-6282
steve.polcyn@chordiant.com